Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Barbara Lindheim
(800) 987-8256	(212) 918-4650

PEREGRINE PHARMACEUTICALS REPORTS FINANCIAL RESULTS
FOR FISCAL YEAR 2008

--Achieves Record Revenues While Advancing Three Major Clinical Programs and Securing 5-Year Contract With U.S. Defense Threat Reduction Agency Worth Up to $44.4 Million--

TUSTIN, Calif., July 14, 2008 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), today announced financial results for fiscal year (FY) 2008 ended April 30, 2008.  Total revenues for FY 2008 increased 64% to $6,093,000, primarily reflecting increased sales by Avid Bioservices, the company's wholly owned contract manufacturing subsidiary.

Total costs and expenses in FY 2008 increased to $30,233,000 from $25,618,000 in FY 2007.  Increased costs of contract manufacturing directly related to the increase in Avid’s revenues accounted for almost one-third of the increase in total expenses.  Most of the remainder of the increase was due to the company’s increased investment in research and development associated with the advancement of its three clinical programs for bavituximab and Cotara® for the treatment of solid tumors and hepatitis C virus (HCV) infection.  These programs include seven clinical trials: Three bavituximab Phase II studies in combination with chemotherapy for the treatment of advanced breast cancer and non-small cell lung cancer (NSCLC), a bavituximab Phase I cancer study, a bavituximab Phase I study in HCV patients co-infected with HIV, and two Cotara studies for the treatment of glioblastoma multiforme (GBM), a deadly form of brain cancer.

The company reported a consolidated net loss of $23,176,000, or $0.10 per basic and diluted share in FY 2008, compared to a consolidated net loss of $20,796,000, or $0.11 per basic and diluted share for FY 2007.

"This past year has been marked by major progress in all areas of our business,” said Steven W. King, president and CEO of Peregrine.  “The most significant developments included initiating, completing enrollment in and reporting positive data for the first set of patients in our first bavituximab Phase II oncology study, entering into a five-year contract potentially worth up to $44.4 million with the Defense Threat Reduction Agency (DTRA) to expedite evaluation of bavituximab for the prevention or treatment of viral hemorrhagic fever infections and achieving significantly increased revenues and an expanded client base at our manufacturing subsidiary Avid.  We expect to continue building on these accomplishments during FY 2009 and we are optimistic that the company will achieve even more significant advances during the coming year.”

Mr. King continued, “Our most significant product advancements this year were in the bavituximab clinical program.  In the anti-cancer program, we were able to start and complete patient enrollment in the planned first set of 15 patients in a Phase II breast cancer trial combining bavituximab and the chemotherapy drug docetaxel.  The trial has already met the pre-established primary endpoint with none of the patients having any tumor growth to date and half of the patients achieving an objective tumor response by the first eight-week evaluation point.  These are encouraging results and open the door to expanding the trial to an additional planned 31 patients.  We also initiated patient enrollment in a second Phase II study combining bavituximab with carboplatin and paclitaxel in patients with advanced lung cancer.  A third Phase II study is set to begin shortly testing this same combination in advanced breast cancer patients.  In addition, the bavituximab cancer program received significant attention when positive data from an earlier Phase l study was presented at the 2008 ASCO Annual Meeting.  These developments have set the stage for what we expect to be additional significant clinical advancements during the coming year.  In the bavituximab anti-viral program, we recently received a significant external validation of this program when the DTRA awarded Peregrine a multi-year contract worth up to $44.4 million to develop bavituximab for the treatment and prevention of viral hemorrhagic fevers.  We expect this contract will help advance all of our bavituximab anti-viral programs.”

Mr. King added, "Similarly, we strengthened the foundation for progress in the Cotara clinical program by initiating additional sites in two ongoing trials of Cotara in patients with GBM.  Data was presented at the 2008 ASCO Annual Meeting reinforcing Cotara’s safety and its ability to target radiation precisely to the brain tumor while avoiding healthy tissue, further reinforcing its potential as a possible new treatment for GBM.  We look forward to generating more data on Cotara’s impact on tumor status and patient survival over the course of this fiscal year.”

Mr. King concluded, “We believe that the company’s future has never looked brighter.  With multiple Phase II trials underway or soon to begin, we expect a consistent flow of clinical data throughout the upcoming year.  The expected new clinical trial data we are in the process of generating along with anticipated increased contract manufacturing revenues and continued progress in our preclinical anti-viral programs are setting the stage for what we believe will be a positive and productive FY 2009."

At April 30 2008, Peregrine had $15.1 in cash and cash equivalents compared to $16.0 million at April 30, 2007.  The company’s FY 2008 Annual Report on Form 10-K to be filed today will include an audit opinion with a "going concern" qualification.  The qualification is a statement in the audit opinion of Ernst & Young LLP, the company’s independent registered public accounting firm, expressing substantial doubt, based upon Peregrine’s current financial resources, as to whether it can continue to meet its financial obligations beyond fiscal year 2009 without access to additional cash and cash equivalents.  Nasdaq Marketplace Rule 4350(b)(1)(B) requires Nasdaq-listed companies to publicly announce through the news media the receipt of an audit opinion containing a "going concern" qualification.  The company’s Annual Report on Form 10-K will be filed later today and will be available at the SEC’s website at www.sec.org, or through the investor portion of Peregrine’s website at www.peregrineince.com.

Paul Lytle, chief financial officer of Peregrine, noted, “Based on a combination of projected cash-inflows from the anticipated funding from the government DTRA contract and our projected FY 2009 revenues from Avid, which we project to be in excess of $10 million based on current signed contracts from third-party customers, we believe the company has sufficient financial resources to meet its obligations through at least FY 2009.  While we feel confident about our likely cash in-flows from these contracts over the next 12 months, there are potential uncertainties associated with these financial projections that required the company’s independent registered public accounting firm to include a going concern qualification in its audit opinion.  We remain confident that should we need to raise additional funds, these funds could be raised through a debt financing or equity offering, with the possibility that future market conditions could be significantly better.  We therefore expect this qualified opinion that was required from our auditors will have minimal effect on the company as we advance our programs and continue to service our Avid customers.”

 Corporate Highlights Since the Start of Fiscal Year 2008

•
In July 2008, Peregrine reported positive early results from the first cohort of patients enrolled in its Phase II trial of bavituximab in combination with docetaxel in advanced breast cancer patients.  The results showed that bavituximab achieved the pre-specified stage 1 primary endpoint in this trial. Of 14 evaluable patients, seven achieved partial tumor responses and seven had stable disease at week eight according to RECIST criteria.  None showed tumor progression during this period.

•
In July 2008, Peregrine announced that it entered into a five-year contract worth up to $44.4 million to test and develop bavituximab and an equivalent fully human antibody as potential broad spectrum treatments for viral hemorrhagic fever infections.  The initial contract was awarded through the Transformational Medical Technologies Initiative of the U.S. Department of Defense's Defense Threat Reduction Agency.

•
In June 2008, Peregrine announced that patient screening and dosing had begun in a Phase II trial designed to evaluate the safety and efficacy of bavituximab in combination with carboplatin and paclitaxel in patients with the form of lung cancer know as NSCLC, which is the most commonly occurring cancer in both men and women and lacks effective treatment.

•
In March 2008, Peregrine announced a clinical update on its Cotara program for the treatment of glioblastoma multiforme (GBM), covering the first cohort of patients in its dosimetry trial as well as experience to date in an ongoing Phase II safety and efficacy trial.  Cotara appeared to be safe and well tolerated in these brain cancer patients.  Several patients who are continuing in the trials have already surpassed the expected median survival time for relapsed GBM patients.

•
In February 2008, Peregrine announced that patient dosing had begun in its first Phase II bavituximab trial.  This clinical trial is designed to evaluate the safety and efficacy of bavituximab in combination with chemotherapy in patients with advanced breast cancer.

•
In November 2007 at the prestigious AASLD meeting, Peregrine reported final results from its Phase Ib study of bavituximab in patients with chronic HCV infection. Bavituximab appeared generally safe and well tolerated and there were signs of anti-viral activity at all dose levels tested.

•
In October 2007, Peregrine announced that the first patient had been dosed in a clinical trial designed to evaluate the safety and pharmacokinetics of bavituximab in patients co-infected with HCV and HIV.  Patient cohorts are receiving ascending doses of bavituximab. HCV and HIV viral titers and other biomarkers are being evaluated.

•
In August 2007, Peregrine announced that the first GBM brain cancer patient had been administered Cotara in a Phase II clinical trial designed to evaluate its safety and efficacy.  The study's primary objective is to confirm the maximum tolerated dose of Cotara and secondary objectives include estimates of overall patient survival, progression free survival and the proportion of patients alive at six months.

•
In June 2007, Peregrine announced commitments to purchase $22.5 million in shares of its common stock in a registered direct offering, for net proceeds of approximately $20.9 million. The financing did not include warrants.

Conference Call
The company will host a conference call today, July 14, 2008 at 11:30 a.m. EDT/8:30 a.m. PDT to discuss its fiscal year 2008 financial results.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.peregrineinc.com. The webcast will be archived on Peregrine's website for approximately 30 days.

To listen to the conference call via telephone, please call the following number approximately 10 minutes prior to the scheduled start time and request to join the Peregrine Pharmaceuticals call:  (800) 860-2442.  A telephonic replay of the conference call will be available starting approximately one hour after the conclusion of the call through July 21, 2008 by calling (877) 344-7529, passcode 382933#.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and hepatitis C virus (HCV) infection. The company is pursuing three separate clinical programs in cancer and HCV infection with its lead product candidates bavituximab and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to the risk that the company may experience delays in clinical trial patient enrollment, the results of future clinical trials may not correlate with the results from prior clinical and preclinical studies,  the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, the risk that a one or more existing Avid customers terminates its contract prior to completion, the risk that the company does not receive all of its funding under the DTRA contract, the risk that future protocol submissions may not be approved and the risk that the company may not be able to monetize any of its assets. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2008. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

-financial tables to follow-

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2008 AND 2007

	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,130,000	$16,044,000
Trade and other receivables	605,000	750,000
Inventories, net	2,900,000	1,916,000
Prepaid expenses and other current assets	1,208,000	1,188,000

Total current assets	19,843,000	19,898,000

PROPERTY:
Leasehold improvements	669,000	646,000
Laboratory equipment	4,140,000	3,533,000
Furniture, fixtures and computer equipment	919,000	873,000

	5,728,000	5,052,000
Less accumulated depreciation and amortization	(3,670,000)	(3,212,000)

Property, net	2,058,000	1,840,000

Other assets	1,156,000	1,259,000

TOTAL ASSETS	$23,057,000	$22,997,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2008 AND 2007 (continued)

	2008	2007
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,060,000	$1,683,000
Accrued clinical trial site fees	237,000	228,000
Accrued legal and accounting fees	450,000	392,000
Accrued royalties and license fees	222,000	337,000
Accrued payroll and related costs	1,084,000	874,000
Notes payable, current portion	-	379,000
Capital lease obligation, current portion	22,000	17,000
Deferred revenue	2,196,000	1,060,000
Customer deposits	838,000	585,000
Other current liabilities	331,000	300,000

Total current liabilities	7,440,000	5,855,000

Notes payable, less current portion	-	119,000
Capital lease obligation, less current portion	22,000	30,000
Deferred license revenue	-	4,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock - $.001 par value; authorized 325,000,000 shares; outstanding - 226,210,617 and 196,112,201, respectively	226,000	196,000
Additional paid-in-capital	246,205,000	224,453,000
Accumulated deficit	(230,836,000)	(207,660,000)

Total stockholders' equity	15,595,000	16,989,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$23,057,000	$22,997,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 2008

	2008	2007	2006
REVENUES:
Contract manufacturing revenue	$5,897,000	$3,492,000	$3,005,000
License revenue	196,000	216,000	188,000

Total revenues	6,093,000	3,708,000	3,193,000

COSTS AND EXPENSES:
Cost of contract manufacturing	4,804,000	3,296,000	3,297,000
Research and development	18,279,000	15,876,000	12,415,000
Selling, general and administrative	7,150,000	6,446,000	6,564,000

Total costs and expenses	30,233,000	25,618,000	22,276,000

LOSS FROM OPERATIONS	(24,140,000)	(21,910,000)	(19,083,000)

OTHER INCOME (EXPENSE):
Recovery of note receivable	-	-	1,229,000
Interest and other income	989,000	1,160,000	846,000
Interest and other expense	(25,000)	(46,000)	(53,000)

NET LOSS	$(23,176,000)	$(20,796,000)	$(17,061,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	221,148,342	192,297,309	168,294,782
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.10)	$(0.11)	$(0.10)

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